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                                                                     EXHIBIT 3.5

                          THIRD AMENDMENT TO BYLAWS OF
                           COSINE COMMUNICATIONS, INC.
                             A Delaware Corporation

THE FOLLOWING AMENDMENT TO THE BYLAWS OF COSINE COMMUNICATIONS, INC., A DELAWARE CORPORATION, WAS ADOPTED BY THE BOARD OF DIRECTORS ON FEBRUARY, 2004:

         ARTICLE 3.2

         Article 3.2 was amended to read in its entirety as follows:


         3.2      NUMBER OF DIRECTORS

                  The authorized number of directors shall be four (4). This number may be changed by a duly adopted resolution of the board of directors.

                  No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.

                  A class of directors shall be elected at each annual meeting of stockholders as provided in Section 3.3 of these bylaws. Each director, including a director elected to fill a vacancy, shall hold office until the earlier of their death, resignation or expiration of the term for which elected and until a successor has been elected and qualified.